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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported): November 10, 1998



                           MOLECULAR BIOSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



                          Delaware 1-10546 36-30878632
(State or other juris- (Commission file (IRS employer diction of incorporation)
                         number) identification number)



             10030 Barnes Canyon Road, San Diego, California 92121
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (619) 812-7200






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Item 5.  Other Events.

       Cost Reduction Measures

       In the Company's second quarter 10-Q, the Company announced that revenues from sales of OPTISON(r) to Mallinckrodt Inc. ("Mallinckrodt") would be reduced in the near term. Although Mallinckrodt's sales of OPTISON to end users continue to grow, with December being the strongest month to date, the Company continues to expect that its revenues from sales of OPTISON for the quarters ended December 31, 1998 and March 31, 1999 will be lower than revenues from sales of OPTISON for the quarters ended June 30, 1998 and September 30, 1998 as Mallinckrodt manages its current inventory of the product. Mallinckrodt expects its efforts in medical education and reimbursement to continue to increase end user sales.

        As a result of the slower than planned ramp up of OPTISON sales, the Company actively evaluated cost reduction measures and, on November 10, 1998, announced the initiation of a multi-phase program to reduce expenses and preserve capital.

        The Company anticipates that the initial phase, which affected approximately 40 employees of the Company's 140-person workforce, will reduce the Company's payroll and related cash expenditures by approximately
$5.0 million annually. Subsequent phases will include further reductions of the Company's headcount as a result of the planned out-sourcing of the Company's manufacturing operations.

        The impact of the cost reduction measures on the Company's financial results will include a one-time charge of $7.2 million for the quarter ended December 31, 1998. This charge will include $6.1 million in nonrecurring charges and $1.1 million in cost of sales. The $6.1 million nonrecurring charge includes $3.1 million for the write off of fixed assets, capitalized license fees and capitalized patent costs that will no longer be used by the Company as a result of the planned out-sourcing of manufacturing operations and the discontinuation of certain projects, $2.3 million of severance costs, and approximately $700,000 of technology transfer costs and other costs related to the Company's plan to out-source manufacturing. Of this $6.1 million nonrecurring charge, $3.0 million will require cash outflows.

        As indicated above, cost of sales for the fiscal third quarter will also include a one-time charge associated with these cost reduction measures. Approximately $1.1 million in inventories, including materials required for the technology transfer, will be expensed through cost of sales in the third quarter as a result of the planned out-source of manufacturing. Of this $1.1 million, $500,000 will require cash outflows.

        In addition to these charges in the quarter ended December 31, 1998, the Company also expects to write off another $2.8 million in fixed assets through accelerated depreciation over the next 12-15 months as the manufacturing process is out-sourced.


       Changes in Management

       The Company also announced on December 3, 1998 key changes in management. Elizabeth L. Hougen was named to the position of Chief Financial Officer, effective January 1, 1999. The move was in response to the planned departure of Gerard A. Wills, vice president of finance and Chief Financial Officer. The Company also announced on December 3, 1998 the appointment of Howard Dittrich, M.D., vice president of medical and regulatory affairs, to the newly created office of executive vice president. In addition, the Company reports that Thomas Jurgensen, vice president - legal and general counsel, and William Ramage, vice president of marketing, are no longer with the Company effective November 24, 1998.

        Patent Issues

        On December 15, 1998, the Company announced that it had received correspondence from the U.S. Patent & Trademark Office (PTO) with respect to a patent held by Sonus Pharmaceuticals, Inc ("Sonus") subject to a reexamination proceeding initiated by the Company. On the basis of amendments after final rejection in reexamination proceedings, the PTO has indicated that certain claims in Sonus' U.S. Patent No. 5,558,094 ('094) are allowable by the agency, subject to the issuance of a reexamination certificate. According to the PTO correspondence, none of the original '094 patent claims which Sonus had asserted against MBI will be allowed by the PTO without amendment. In June 1998, the PTO rejected the Sonus patent in its original form, based on prior art not cited by Sonus.

        Subsequent to the December 15, 1998 announcement, the Company received correspondence from the PTO with respect to another patent held by Sonus subject to a reexamination proceeding initiated by the Company. The PTO has indicated that certain claims of U.S. Patent 5,573,751 ('751) are also allowable by the agency, subject to the issuance of a reexamination certificate. According to the PTO correspondence, certain of the '751 patent claims which Sonus has asserted against the Company will be allowed in their original form.

        The '094 and '751 patents are involved in a lawsuit pending in the U.S. District Court in Seattle. In the litigation, the Company continues to challenge the validity of these patents and their applicability to the Company's products.

      Copies of the press releases that the Company issued on November 10, 1998, December 3, 1998, and December 15, 1998 are attached to this Report as Exhibits 10.1, 10.2 and 10.3, respectively.

    Statements in this current report on Form 8-K, including statements regarding anticipated increases in end user sales of OPTISON, may constitute forward looking statements and are subject to numerous risks and uncertainties, including the expense and uncertain outcome of the patent litigation to which the company is a party, including the possibility of injunctive relief prohibiting the company from selling OPTISON; decisions by the Patent and Trademark Office favoring competitors' patents; delays or inability to continue marketing OPTISON in Europe as a result of regulatory delays or patent litigation; the failure of OPTISON to achieve broad market acceptance;
difficulties and delays with respect to marketing and sales activities, including the failure of physicians and third party payors to adopt OPTISON as a standard of care; the Company's future capital needs; the failure to successfully complete pivotal clinical trials; the development of competitive products by others; delays by regulatory authorities in approving additional indications for OPTISON, including the evaluation of myocardial perfusion; manufacturing problems; general uncertainties accompanying the development and introduction of new products; and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in this current report on Form 8-K. The Company disclaims any obligation to update the statements in this current report on Form 8-K.

                                   Signature

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

           Date:   January 11, 1999.


           Molecular Biosystems, Inc.



           By      /s/ Elizabeth L. Hougen
                      Elizabeth L. Hougen
                Executive Director, Finance and Chief Financial Officer

                                 Exhibit Index

                                                                  Sequentially
     Exhibit        Description                                   Numbered Page

     10.1           Press release (November 10, 1998)                  6
     10.2           Press release (December 3, 1998)                   8
     10.3           Press release (December 15, 1998)                  9